CONSULTING SERVICES AGREEMENT

THIS AGREEMENT dated as of the 1st day of February, 2015.

BETWEEN:

LEXARIA CORP., a body corporate having an office and carrying on business at 950, 1130 West Pender Street Vancouver, BC, V6E 4A4 (hereinafter, the “Corporation”).

AND

SEQUOIA PARTNERS INC., a body corporate having an office and carrying on business in the City of Vancouver, in the Province of British Columbia (the “Consultant”).

            WHEREAS the Consultant has particulars skills with respect to the preparation, planning and implementation of corporate advisory services for public and private companies;

            AND WHEREAS the Consultant has developed significant contacts in the corporate finance and investment community;

            AND WHEREAS the Corporation has agreed to retain the Consultant to provide the Corporation with such financial advisory services as are more particularly described in this agreement and Schedule “A” attached hereto (such services being hereinafter referred to as the “Services” and this agreement being hereinafter referred to as the “Consulting Services Agreement”);

            AND WHEREAS the Consultant and the Corporation are desirous of entering into this Consulting Services Agreement which sets out the terms and conditions that are applicable to and that govern the provision of the Services by the Consultant to the Corporation;

            NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	PROVISION OF THE SERVICES BY THE CONSULTANT

1.1

The Consultant shall furnish the Services described in Schedule “A” attached hereto and shall be incorporated herein as part of this Consulting Services Agreement as if the same where set forth herein in full.

1.2

The Consultant shall be free to determine the hours of the day during which it will perform the Services. Provided, however, the Consultant agrees to the extent possible to endeavour to make its Key Employee(s) (such Key Employee(s) being set out in Schedule “A” hereto) available to the Corporation between general working hours. The Corporation may require the Consultant at any time during the term of this Consulting Services Agreement, by notice in writing, to cause its Key Employee(s) to be available to perform the Services at such other times and places as may be requested by the Corporation from time to time.

2.	CONSULTING SERVICES AGREEMENT AND THE TERMINATION OF THE CONSULTING SERVICES AGREEMENT

2.1

The Services to be provided under the provisions of this Consulting Services Agreement shall be provided by the Consultant to the Corporation for a fixed term (the “Term”) commencing upon signing of this Agreement and concluding on the earlier of five (5) years from the Commencement Date and the date upon which the Consultant exercises its Options (as defined in Section 3.2).

2.2	The Corporation may terminate this Consulting Services Agreement for just cause. Upon termination, the Corporation shall pay the Consultant all Fees due to the Consultant at the time of termination.

3.	FEE FOR SERVICES UNDER THE CONSULTING SERVICES AGREEMENT AND REIMBURSEMENT OF CONSULTANT’S EXPENSES AND COSTS (ALL COSTS ARE EXPRESSED IN CANADIAN DOLLARS.)

3.1

Upon receipt of an invoice from the Consultant for the Services, the Corporation shall pay the Consultant a fee (the “Fee”) for the Services provided by the Consultant to the Corporation under this Consulting Services Agreement, at the rate, and at the time set forth in Schedule “B” which is attached to this Agreement, and forms part of this Consulting Services Agreement as if the same were set forth herein in full.

3.2

As further consideration for the provision of the Services, upon signing of this Agreement, the Corporation also agrees to grant the Consultant that number of incentive share purchase options (the “Options”) as set out in Schedule B. The Options shall be granted to the Consultant upon of execution of this Agreement and the Options shall have the terms and conditions attached to them as set out in Schedule B to this Agreement.

3.3

The Corporation shall, from time to time, reimburse the Consultant for all reasonable, pre- approved expenses and out-of-pocket costs incurred by the Consultant for the performance of the Services. The Corporation agrees that all of the Consultant’s expenses incurred in furtherance of the Services shall be paid whether or not the Services are successful. Receipts shall be provided by the Consultant for expenses and costs claimed. All expenses in excess of $800 per month to be approved in writing in advance by the Corporation.

3.4

The Corporation and the Consultant each agrees and covenants with the other that each party shall pay its own legal costs and expenses incurred in connection with this Agreement other than the reasonable out-of-pocket approved expenses noted in subparagraph 3.3, above. .

3.5

While the Consultant is entitled to choose the methods and means of providing the Services under this Consulting Services Agreement, the Consultant shall perform the Consulting Services in an efficient, prompt, economical, skilful and careful manner in accordance with modern methods, standards and practices. In performing the Services the Consultant shall observe and obey all applicable laws, regulations, rules and standards imposed by any government or any other duly constituted authority having jurisdiction with respect to the Services or the parties to this Consulting Services Agreement. The Consultant shall, at all times during performance of the Services, cause its Key Employee(s) and its other employees to cooperate with the employees of the Corporation and other consultants of the Corporation. The Consultant shall cause its Key Employee(s) to observe and comply with all safety, and security regulations imposed by the Corporation from time to time.

3.6

The Consultant represents and warrants that its personnel, (including its Key Employee(s)) who shall be engaged in the performance of the Services have and shall continue to have during the term of this Consulting Services Agreement the requisite skills and experience necessary to perform the Services in accordance with the terms and conditions of this Consulting Services Agreement.

4.	TAXATION

4.1

The compensation stated herein includes all applicable taxes and will not be changed hereafter as a result of any change in the Consultant’s tax liabilities, excepting the Goods and Services Tax (the “GST”) which shall be itemized separately, setting forth the amount of the GST calculated at the current rate as established by law together with the Consultant’s GST registration number. The Consultant’s GST registration number is #813348851.

4.2

The Consultant acknowledges that as it is an independent contractor, the Corporation will not be withholding from the fees payable under this Consulting Services Agreement any taxes federal or provincial, or any other statutory payments such as the E.I. and C.P.P. premiums. The Consultant hereby covenants with the Corporation that it will report to such governmental authorities as required by law, all fees paid to it under this Consulting Services Agreement and that it shall remit to such governmental authorities as required by law, all taxes and statutory payments payable in respect to said fees.

5.	SUB-CONTRACTING

5.1	The Consultant may sub-contract any of the Services set forth in this Consulting Services Agreement and Schedule attached hereto without first obtaining the written consent of the Corporation.

6.	DESIGNATION OF REPRESENTATIVES

6.1

In performance of the Services defined herein, the Consultant designates Ali Hakimzadeh as its contact person who shall generally deal with the President or Chief Executive Officer of the Corporation or his designated representative for the purpose of receiving any required instructions in respect to the provision of the Services.

6.2

The Consultant’s ability to make available its Key Employee(s) to provide the Services is a condition precedent to this Consulting Services Agreement becoming effective or continuing in effect. The Consultant agrees that its Key Employee(s) will be available and will devote their time to the provision of the Services under this Consulting Services Agreement as may be requested from time to time by the Corporation throughout the term of this Consulting Services Agreement.

7.	CONFIDENTIALITY

7.1

For the purposed hereof “Confidential Information” means information, whether generated before or during the performance of services by the Consultant, relating to the business and affairs of the Corporation or its affiliate corporations (“Corporation” as used in this article 8 being defined as including its affiliates) that is not part nor is intended to be part of the public domain, including, without limitation, information relating to the financial condition and future business plans and opportunities of the Corporation and technical and marketing information which (a) is proprietary in nature; (b) has been identified as confidential; or (c) if disclosed, could reasonably be expected to result in a loss or competitive disadvantage to the Corporation but does not extend to information which is currently available to the public or is made available to the public through no fault of the Consultant.

7.2

The Consultant agrees that any Confidential Information acquired or generated through the performance of the Services shall be the sole property of the Corporation and shall not be used, published, copyrighted or disclosed by the Consultant or the Consultant’s employees without prior written consent of the Corporation. The Consultant further agrees that only its corporation’s personnel who are required to know of this Consulting Services agreement and the Services to be performed thereunder shall be provided access to any such documentation.

7.3

Any documentation, data, reports and other information provided to the Consultant by the Corporation where such information is the property of a third party is to be maintained in confidence as though the information was the property of the Corporation under the provision of article 7 subparagraph 7.2 above.

7.4	The provisions respecting confidentiality contained in this Consulting Services Agreement shall survive the expiration or termination of this Consulting Services Agreement.

7.5

The Consultant agrees that, in order that the Corporation’s legitimate proprietary interests, or those of third parties, may be enforced and protected, the Corporation may require the Consultant and its employees involved in providing the Services to execute specific Confidentiality Agreements.

7.6

The Consultant acknowledges the damages for breach of the Consultant’s obligations under paragraphs 7.1, 7.2, 7.3, 7.5, 8.1, 8.2 and 8.3 are an inadequate remedy and the Consultant agrees and consents to the granting of injunctive relief, to restrain the Consultant from the breach of any of the said paragraphs, or to enforce any of the obligations of the Consultant under the said paragraphs. The Consultant further consents to the granting of injunctive relief to restrain the Consultant from a further breach of or the further enforcement of the Consultant’s covenants under the aforesaid paragraphs, as the case may be. The consultant further agrees that in the event an order granting injunctive relief against the Consultant for the enforcement of the aforesaid paragraphs of this Consulting Services Agreement is granted by the Supreme Court of British Columbia, the Consultant further consents to the enforcement of such an order by a court of competent jurisdiction in any legal jurisdiction where the Consultant might be domiciled, located or carrying on business, at the material time.

8.	COPYRIGHT AND PATENTS

8.1

All copyrightable work inventions, discoveries or improvements conceived, originated or prepared by the Consultant arising directly or indirectly from the performance of the Services, or in connection with the performance of the Services are the property of the Corporation and the Consultant agrees to forthwith disclose in writing to the Corporation each copyrightable work, invention, discovery or improvement.

8.2

The filing and prosecution of all patents, industrial designs, trademarks and copyright applications arising as a result of the Consultant performing the Services, or in connection with the performance of the Services is solely under the control of and at the expense of the Corporation and all applications and any patents, industrial designs, trademarks and copyrights resulting therefrom are the property of the Corporation. The Consultant shall provide during the term of this Agreement and for a reasonable time thereafter, at the expense of the Corporation, all necessary information, materials and assistance to enable the Corporation to proceed with the filing and prosecution of all patents, industrial designs, trademarks and copyright applications.

8.3

The Consultant agrees not to breach or infringe any patent, copyright, trademark, trade secret or other proprietary right owned by a third party during the performance of the Services and agrees to indemnify and save harmless the Corporation for liabilities arising from any such breach or infringement.

9.	AUDIT OF BOOKS

9.1

The Corporation does not and shall not have any access to or right to audit any or all pertinent books, documents, papers and records of the Consultant regarding the provision of the Services to the Corporation.

10.	COMPLIANCE WITH CORPORATION’S CODE OF CONDUCT AND POLICIES

10.1

The Consultant agrees to perform the Services in accordance with the Corporation’s present, future, or amended code of conduct, and the Consultant agrees to adhere to the Corporation’s present, future or amended policies respecting business ethics and any legislation from appropriate jurisdictions concerning human rights.

11.	TERMINATION OF CONSULTING SERVICES AGREEMENT WITH CAUSE

11.1

The Corporation may terminate this Consulting Services Agreement for just cause and without notice in the event there is theft or misappropriation of any property of the Corporation by the Consultant, or any of its employees (including its Key Employee(s)), or in the event the Consultant or any of its employees is in material breach of any of the provisions of this Consulting Services Agreement.

12.	PERFORMANCE OF WORK FOR OTHERS BY CONSULTANT DURING THE PERIOD OF TIME THAT CONSULTANT PROVIDES THE SERVICES

12.1	The Consultant, its Key Employee(s) and any other employees of the Consultant may perform work for and on behalf of third parties provided that:

(a)	the work performed for third parties does not interfere with the ability of the Consultant, its Key Employee(s), or any other employees of the Consultant to perform the Services hereunder; and

(b)	the performance of the work for third parties does not detract from the performance of the Services pursuant to this Consulting Services Agreement; and

(c)

the Consultant, its Key Employee(s) and any other employees of the Consultant shall not use any of the Corporation premises, facility or property for any purpose other than the performance of the Services hereunder, unless specifically so authorized in writing.

13.	ASSIGNMENT OF CONSULTING SERVICES AGREEMENT

13.1

The Consultant shall not assign this Consulting Services Agreement without the prior written consent of the Corporation which consent may be withheld for any reason, or at the absolute discretion of the Corporation.

14.	MATERIAL NON-PUBLIC INFORMATION

14.1

The Corporation acknowledges and agrees that, from time to time, the Corporation, its directors, officers, employees and consultants may be in possession of material information that has not been properly disclosed to the general public in accordance with applicable securities laws (the “Applicable Securities Laws”). The Corporation and the Consultant further acknowledge and agree that Applicable Securities Laws generally prohibit disclosure of such material information other than through disclosure of same to the general market place by way of widely disseminated press releases.

14.2

In order to comply with the Applicable Securities Laws concerning improper disclosure of non- public material information, the Consultant agrees that it shall provide written copies of potential presentations and other such material containing information (the “Materials”) about the Corporation that the Consultant intends to communicate to capital market participants, selectively or otherwise, and the Corporation shall take appropriate steps to review the Materials and, after completing its appropriate review, provide written assurance to the Consultant that the information contained in the Materials is either i) non-material information, ii) material information that has been publically disclosed, or iii) a combination thereof, and that the Materials do not contain any information that is material information that has not been publically disclosed in accordance with the Applicable Securities Laws.

15.	AMENDMENT OF CONSULTING SERVICES AGREEMENT

15.1

This Consulting Services Agreement may not be amended except in writing executed by both parties to this Consulting Services Agreement or in the case of a waiver of any term, by the party waiving compliance of the term.

16.	DELAY IN EXERCISING OF CORPORATION'S RIGHTS

16.1

The Consultant understands and agrees that no failure or delay by the Corporation to exercise any of the Corporation’s rights, powers or privileges pursuant to this Consulting Services Agreement shall operate as a waiver of the said rights, powers or privileges, nor shall any single or partial exercise of any right, power or privilege under this Consulting Services Agreement by the Corporation shall preclude the Corporation from further exercise of any right, power or privilege pursuant to this Consulting Services Agreement.

17.	EXTENSION OF CONSULTING SERVICES AGREEMENT

17.1

This Consulting Services Agreement may be extended for a further term to be mutually agreed upon by the parties upon at least seven (7) days written notice from the Corporation prior to the end of the term, in which event all the provisions of this Consulting Services Agreement shall continue in force and govern the relationship between the parties.

18.	TIME IS OF THE ESSENCE

18.1	Time is of the essence in this Consulting Services Agreement.

19.	SUCCESSORS AND ASSIGNS

19.1	This Consulting Services Agreement is binding upon the successors and assigns of the Corporation and the successor’s heirs, executors, administrators and permitted assigns of the Consultant.

20.	LAW OF THE CONSULTING SERVICES AGREEMENT

20.1

This Consulting Services Agreement shall be construed in accordance with the laws of the Province of British Columbia and each of the Parties agree that the laws of the Province of British Columbia, Canada are the proper and applicable law for the interpretation of and enforcement of the Articles of this Consulting Services Agreement. Each of the parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia in respect to any action which might be brought by either of them to enforce any of the provisions of this Consulting Services Agreement.

21.	SEVERABILITY

21.1

If any of the terms and provision of this Consulting Services Agreement in the schedules attached hereto are determined to be invalid or unenforceable by any Court, such determination shall not invalidate the rest of this Consulting Services Agreement which shall remain in force and effect as if the invalid term or provision had not been made part of this Consulting Services Agreement.

22.	RULES FOR INTERPRETATION OF CONSULTING SERVICES AGREEMENT

22.1

It is agreed that unless the context of this Consulting Services Agreement requires, the singular number shall include the plural and vice versa, the number of the word shall be construed as agreeing with the verb so substituted, words importing the masculine gender shall include the feminine and neuter gender, and words importing persons shall include firms and corporations and vice versa.

IN WITNESS WHEREOF the Corporation and the Consultant have executed this Consulting Services Agreement as of the date first written above.

LEXARIA CORP.	SEQUOIA PARTNERS INC.

Per: ____________________________________________	Per: ____________________________________________

A-1

SCHEDULE “A”

DESCRIPTION OF SERVICES

1.	Fiscal Advisory Services: Consultant will assist the Corporation on an ongoing and as needed basis with fiscal advisory services.

2.	General Business Development: Consultant shall assist the Corporation with the development of various strategies to help the Corporation realize its project objectives.

KEY EMPLOYEE(S)

For the purposes of this Consulting Services Agreement, the following are the Key Employee(s) of the Consultant:

James Beesley

B-1

SCHEDULE “B”

SCHEDULE OF FEES

Monthly consulting fee:

During the first 6 months (the “Initial Term”) of this Agreement (commencing from the Commencement Date), the Corporation will pay the Consultant a fee (the “Initial Term Fee”) of $5,000 per full month (CDN) or on a prorated basis for partial months, plus applicable taxes. The Fee will be payable on the fifteenth day of each month. The Corporation shall pay the fee within fifteen (15) days of the Corporation receiving the Consultant’s invoice for the applicable period. The first month’s Fee is due and payable as at February 15, 2015.

After completion of the Initial Term, the Corporation and the Consultant shall determine the Consultant’s ongoing remuneration for the completion of the Term. For greater certainty, the Corporation is only obligated to pay the Consultant the Initial Term Fee up to and including the completion of the Initial Term, without any further payment obligations to the Consultant on the part of the Corporation for Services rendered to the Corporation by the Consultant through to completion of the Term.

Expenses and out-of-pocket costs:

Pursuant to sections 3.3 and 3.4 of the Consulting Services Agreement, the Corporation shall pay the Consultant for its expenses and out-of-pocket costs during the Initial Term. All expenses and out-of-pocket costs will be paid within fifteen (15) days of the Consultant forwarding the receipts to the Corporation.

Options:

The Corporation shall grant the Consultant 250,000 incentive stock options (the “Options”). The Options will have an exercise term of 5 years from the date of the grant and the exercise price at US$0.10 per share if market conditions permit.